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                                                                   Exhibit 10.13
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                       AMENDED AND RESTATED TENNECO INC.
                           BENEFIT EQUALIZATION PLAN


     1. Name. The name of this plan is the "Tenneco Inc. Benefit Equalization Plan" (hereinafter called "the Plan").

     2. Purpose. Section 415 of the Internal Revenue Code of 1954, as amended by the Employee Retirement Income Security Act of 1974 (hereinafter called "Section 415"), imposes a limitation on the amount of retirement benefits which may be paid to certain Employees of the Company and/or its Qualified Subsidiaries under the Retirement Plan for Eligible Employees of Tenneco Inc. and Designated Domestic Companies (hereinafter called "The Retirement Plan"), and also imposes a limitation on the amount of annual contributions and other additions which may be made to certain Employees' thrift accounts under the Tenneco Inc. Thrift Plan (hereinafter called the "Thrift Plan"). The exclusive purpose of the Plan is to provide additional benefits to those Employees (hereinafter called the "Participants") whose retirement benefits under the Retirement Plan or annual contributions under the Thrift Plan are reduced solely as a result of the limitations imposed by Section 415.

     3. Administration. The Plan shall be administered by the Tenneco Inc. Benefits Committee (the "Benefits Committee") and supervised, construed and interpreted by the Salary Committee of the Board of Directors (the "Compensation Committee"). The construction and interpretation by the Salary Committee of any provision of the Plan shall be final, conclusive and binding upon all parties including the Company, its stockholders and its employees. No member of either of said Committees shall be liable for any act done or determination made in good faith.
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     4.   Payment of Benefits to Participants.

          a.   Retirement Plan Benefit Equalization.

          At such time as a Participant's retirement benefit is payable under the terms of the Retirement Plan, the Company will calculate the retirement benefit which would have been payable had not the provisions of Section 415 limited the retirement benefit. The difference between the amount of the retirement benefit which would have been payable but for the limitation imposed by Section 415 and the amount of the benefit actually payable under the Retirement Plan is hereinafter referred to as "the Retirement plan Benefit Equalization". The Company shall pay a Participant's Retirement Plan Benefit Equalization payment to such persons, at such times, and in such manner as the Retirement Plan benefit is payable pursuant to the terms of the Retirement Plan; provided, however that the Company shall at the Participant's request convert the payment of the Retirement Plan Benefit Equalization into any actuarial equivalent including but not limited to a lump sum as may be requested by the Participant. Conversion of the Retirement Plan Benefit Equalization Payment into any actuarial equivalent form of payment shall be made based on the actuarial factors set forth in the Tenneco Inc. Retirement Plan.

          b.   Thrift Plan Benefit Equalization.

          If, during any calendar year prior to January 1, 1988, the Company and/or a Qualified subsidiary was prevented from making the maximum matching Employer contribution to the Participant's thrift account under the terms of the Thrift Plan because of the Section 415 limitation upon annual additions to such Participant's thrift account, the Company shall establish a ledger account, referred to as a "Thrift Plan Benefit Equalization Account", in the Participant's name. At any time that the Company and/or Qualified

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Subsidiary would otherwise have made a matching Employer contribution to the
Participant's thrift account and (1) the Participant had made the maximum Employee contribution and maximum Salary Deferral contribution to his thrift account that he was entitled to make determined with regard to the Section 415 limitation or (2) the Participant, with the approval of the Benefits Committee, in order to be permitted to make maximum Salary Deferral contributions to his thrift account within the Section 415 limitation, had elected that his Thrift Plan Benefit Equalization Account be credited with amounts equal to, but in lieu of, the matching Employer contributions which would otherwise be credited to his thrift account (a "Section 415/Maximum Salary Deferral Election"), the Participant's Thrift Plan Benefit Equalization Account shall be credited with the difference between (1) the matching Employer contribution which would have been made at such time to the Participant's thrift account if the Participant had made the maximum Employee contribution or Salary Deferral contribution to his thrift account that he was entitled to make, determined without regard to the Section 415 limitation and any Section 415/Maximum Salary Deferral Election, and (2) the actual matching Employer contribution made to the Participant's thrift account at such time.

     As of the last day of each month on which a Participant's Thrift Plan Benefit Equalization Account had a positive balance, interest for the month shall be credited in an amount obtained by applying the Thrift Plan Time Deposit interest rate announced for such month to the closing balance of the Participant's Thrift Plan Benefit Equalization Account on the first day of such month. No interest shall be credited for the month during which the balance of the Participant's Thrift Plan Benefit Equalization Account is distributed.

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     A Participant shall be fully vested in any amount credited to his Thrift
Plan Benefit Equalization Account.

     At such time as a Participant terminates employment with the Company, all Qualified Subsidiaries and all other companies controlled thereby, the Company shall cause the Participant or, if the Participant is deceased, the Participant's beneficiary under the Thrift Plan, to be paid the balance of the Participant's Thrift Plan Benefit Equalization Account in a single sum as soon as administratively feasible following termination of employment.

     c.   Nature and Source of Benefit Equalization Payments.

     The benefit equalization payments described in this Plan shall be deemed to be compensation for services, and shall constitute a liability to the Participants and/or their beneficiaries in accordance with the terms hereof.
The payment of such benefits shall be made from the general funds of the Company. No special or separate fund need be established and no segregation of assets need be made to assure the payment of such benefits. No Participant shall have any interest in any particular asset of the Company by virtue of his rights under this Plan.

     5. Expenses of Administering the Plan. All expenses of administering the Plan shall be borne by the Company.

     6.   Amendment or Termination of the Plan.

          a.   The Board of Directors may terminate this Plan at any time.

          b. The Board of Directors may amend or modify this Plan from time to time in any respect.

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          c.   No such termination or amendment by the Board of Directors shall divest a Participant of any benefit then payable to him under this Plan unless the Participant agrees in writing to such divestment.

     7. Non-Alienation of Benefits. Except by mutual agreement between Tenneco Inc. and the Participant, any benefit which shall be payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt at such shall be void, and no such benefit shall in any way be subject to the debts, contracts, liabilities, engagements, or torts of the person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

     8. Definitions. For purposes of this Plan, the following definitions shall be applicable:

          a. The term "Employee" shall mean any person who is regularly employed on a salary basis by the Company or by a Qualified Subsidiary, including, but not limited to, any employee who is also an officer or director of the Company or of a Qualified Subsidiary.

          b. The term "Participant" shall mean any Employee who is entitled to benefits under the provisions of 4a or 4b of the Plan.

          c.   The term "Company" shall mean Tenneco Inc.

          d. The term "Qualified Subsidiary" shall mean a company which has adopted either the Retirement Plan or Thrift Plan.

          e. The term "Board of Directors" shall mean the Board of Directors of Tenneco Inc.

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     9.   Claims Procedure.

          a.   Claims for Benefits.

               (i) As a prerequisite to payment of any benefit under the Plan, the Participant or the beneficiary of the deceased Participant shall make a claim in such manner as the committee may reasonably require;

               (ii) Promptly upon the receipt of such claim, the Benefits Committee shall determine whether the claimant is entitled to the benefit and, if so, the amount thereof.

          b.   Denial of Benefits.

               In the event that any claim for a benefit under this Plan is denied, in whole or in part, the Benefits Committee shall furnish the claimant with a written notice setting forth in a manner calculated to be understood by the claimant:

               (i)       The specific reasons for the denial;

               (ii) Specific reference to any pertinent provisions of this Plan upon which the denial is based.

               (iii) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

               (iv) Appropriate information as to the steps to be taken if the claimant wishes to subject the claim for review.

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A claim shall be deemed denied if the Benefits Committee does not approve the claim and fails to furnish the aforesaid notice of denial before the expiration of a period commencing with its receipt of the claim and consisting of 90 days, plus such extension of time for processing the claim, not to exceed 90 additional days, as special circumstances require, provided, that, prior to the expiration of the initial 90 days of the period, the claimant has been furnished with a written notice, which indicates the special circumstances requiring the extension and the date by which a decision regarding the claim is expected to be rendered.

          c.   Review of Denied Claims.

          A claimant whose claim for a benefit under the Plan is denied, either in whole or in part, shall have the right, to be exercised by written application filed with the Benefits Committee not later than the 60th day after receipt of notice of such denial, to request a review of the claim. Such request for review may contain such issues and comments as the claimant may wish considered in the review and the committee shall permit the claimant to review pertinent documents in its possession, including copies of the Plan.

The Benefits Committee shall make a final determination with respect to the claim as soon as practicable. Notice of the final determination shall be furnished to the claimant in writing, in a manner reasonably calculated to be understood by the claimant, and shall set forth the specific reasons for the determination and specific references to any pertinent provisions of the Plan upon which the determination is based. A claim shall be deemed denied on review if the Benefits Committee fails to furnish the aforesaid notice of final determination before the expiration of a period commencing with its receipt of the request

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for review of the claim and consisting of 60 days, plus such extension of time for completing the review, not to exceed 60 additional days, as special circumstances require, provided, that prior to the expiration of the initial 60 days of the period, the claimant has been furnished with a written notice which indicates the special circumstances requiring the extension and the date by which a decision regarding the review of the claim is expected to be rendered.

     10.  Effective Date.  The Plan shall become effective January 1, 1976.

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